UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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MURPHY OIL CORPORATION
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MURPHY OIL CORPORATION

The following information supplements information contained in Murphy Oil Corporation’s Definitive Proxy Statement dated March 21, 2014.  In connection with Murphy Oil’s Annual Meeting of Shareholders on May 14, 2014, Murphy Oil Corporation is communicating the information below to its shareholders commencing on April 28, 2014.

April 28, 2014

Dear Shareholders:

By now, you should have received our Notice of 2014 Annual Meeting and related Proxy Statement (the “proxy statement”). You can also view our proxy statement at: https://www.proxyvote.com or http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-reportsAnnual.

We are writing to supplement certain information in the proxy statement as follows:

Page 19 of the proxy statement:

The following information includes the actual results and payouts achieved with respect to the annual incentive performance goals for the NEOs.

For 2013, the performance criteria include a mixture of ROCE, a safety metric, and operating metrics generally reflecting the individual’s responsibility. With respect to the NEO’s, the following tables summarize the performance metrics, actual results, payout achieved, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards utilizing the payout range for NEOs.

For Mr. Cossé, Mr. Fitzgerald, Mr. McKinlay, Mr. Stobaugh and Mr. Eckart:

Metric	Target	Results	Payout Achieved	Weighting	Payout
ROCE	8.00%	9.13%	169.14%	50.00%	84.57%
Total Recordable Incident Rate	0.90	0.75	188.00%	10.00%	18.75%
Production (BOEPD)	193,768	196,592	134.10%	20.00%	26.82%
Reserves Replacement	150.00%	240.00%	250.00%	10.00%	25.00%
US Downstream Return on Average Capital Employed	9.00%	13.80%	250.00%	10.00%	25.00%
Total					180.14%

For Mr. Jenkins:

Metric	Target	Results	Payout Achieved	Weighting	Payout
ROCE	8.00%	9.13%	169.14%	30.00%	50.74%
Upstream Total Recordable Incident Rate	0.78	0.50	175.00%	10.00%	17.50%
Production (BOEPD)	193,768	196,592	134.10%	40.00%	53.64%
Reserves Replacement	150.00%	240.00%	250.00%	20.00%	50.00%
Total					171.88%

Actual amounts awarded are disclosed on page 19 of the proxy statement.

Pages 27-28 of the proxy statement:

The following should be read in conjunction with the information provided in respect of the “2013 PENSION BENEFITS TABLE” and to supplement the information provided in notes (1) and (2) to such table:

At the time of Mr. Cossé’s original retirement in 2011, he was granted two years of additional service credit.  As a prior employee of ODECO (a former Company subsidiary which sponsored a qualified retirement plan that was merged with the Company’s Retirement Plan on April 1, 1992), Mr. Cosse was subject to a two-year waiting period under the ODECO plan which was not recognized at the time of the merger. The additional service was recognized solely under the Company’s  non-qualified SERP as it could not be recognized under the qualified Retirement Plan. This additional service was previously disclosed in the Company's 2013 proxy statement.   Mr. Cosse was not granted any extra years of service upon his subsequent retirement on December 31, 2013.

When Mr. Cossé became re-employed in 2012, payments to him under the Company’s Retirement Plan were suspended, as required by the Retirement Plan. The Company also suspended SERP benefits to him at that time. The Company subsequently determined in late 2013 that the suspension of SERP benefits was an administrative error, was not required by the SERP and violated Section 409A of the Internal Revenue Code which resulted in the imposition of penalty tax on Mr. Cossé. Because the tax penalty was the result of a Company administrative error, the Company reimbursed Mr. Cossé for this penalty. In order to prevent similar tax law violations in the future, the Company amended its SERP to preclude suspension of SERP benefits during a period of a participant’s subsequent re-employment.